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                                                                 Exhibit 23.5


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 covering a Proxy Statement of Price Enterprises, Inc. of our report dated February 22, 2001, except for paragraph 3 of Note 1, as to which the date is July 26, 2001, relating to the financial statements and financial statement schedules, which appears in Excel Legacy Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the references to us under the headings "Audit Committee Report", "Relationship with Independent Auditors" and "Experts" in such Registration Statement.

                                       /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
July 26, 2001